Exhibit 3.2

CERTIFICATE OF CORRECTION

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HEALTH INSURANCE INNOVATIONS, INC.

Pursuant to the provisions of § 103(f) of the General

Corporation Law of the State of Delaware

FIRST: The name of the corporation is Health Insurance Innovations, Inc. (the “Corporation”).

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on February 11, 2013.

THIRD: The Amended and Restated Certificate of Incorporation of the Corporation so filed is an inaccurate record of the corporate action therein referred to in that Section 4.02 misstated the conversion of shares of common stock into shares of Class B common stock.

FOURTH: The Amended and Restated Certificate of Incorporation is corrected so that Section 4.02 shall read in its entirety as follows:

“Section 4.02. Reclassifications. At the time that this Amended and Restated Certificate of Incorporation becomes effective under Delaware Law (the “Effective Time”) each share of common stock, par value $0.01 per share, of the Corporation, which was designated as Common Stock in the Original Certificate of Incorporation and was authorized, issued and outstanding or held as treasury stock immediately prior to the Effective Time shall, automatically and without further action by any stockholder, be reclassified into 86,666.67 shares of Class B Common Stock.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction this 13th day of February, 2013.

HEALTH INSURANCE INNOVATIONS, INC.

By:	/s/ Michael D. Hershberger
	Name:	Michael D. Hershberger
	Title:	Chief Financial Officer

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